Arrow Financial Corporation
2013 Long Term Incentive Plan
Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of January 30, 2019 (the “Grant Date”) by and between Arrow Financial Corporation, a New York corporation (the “Company”) and Thomas J. Murphy (the “Grantee”).

WHEREAS, the Company has adopted the Arrow Financial Corporation 2013 Long Term Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.  Grant of Restricted Stock Units.

    1.1  Pursuant to Section 10 of the Plan, the Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, 3,901 Restricted Stock Units, representing a value as of the Grant Date equal to 25% of the Grantee’s base salary as of December 31, 2018 (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

    1.2  The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2.  Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Grantee to the Company.

3.  Vesting.

    3.1  Except as otherwise provided herein, provided that the Grantee remains employed through the applicable vesting date, the Restricted Stock Units will vest in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Number of Restricted Stock Units That Vest
January 31, 2021	100% of Restricted Stock Units

    Once vested, the Restricted Stock Units become “Vested Units.”

    3.2  The foregoing vesting schedule notwithstanding, if the Grantee’s employment Terminates (i) as a result of death or Disability, or (iii) on or after the Grantee has attained age 55 and 10 years of service or attained a combined age and years of service totaling 65 (as determined under the Arrow Financial Corporation Employees Pension Plan and Trust), 100% of the unvested Restricted Stock Units shall vest as of the date of such Termination.

    3.3  The foregoing vesting schedule notwithstanding, if a Change of Control occurs and the Grantee’s employment is Terminated by the Company without cause or by the Grantee for good reason (as the terms “cause” and “good reason” are defined in Grantees’ employment agreement) within twelve (12) months following the Change of Control, all unvested Restricted Stock Units shall automatically become 100% vested on the Grantee’s date of Termination.

    3.4   If the Grantee’s employment Terminates for any reason before all of his Restricted Stock Units have vested pursuant to Sections 3.1 through 3.3, including, but not limited to, Termination for Cause (as defined in Grantee’s employment agreement), the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such Termination of employment and neither the Company nor any Subsidiary shall have any further obligations to the Grantee under this Agreement.

4.  Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

5.  Rights as Shareholder; Dividend Equivalents.

    5.1 The Grantee shall not have any rights of a shareholder with respect to the shares of Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Stock.

    5.2 Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

    5.3 If, prior to the settlement date, the Company declares a cash dividend on the shares of Stock, then, on the payment date of the dividend, the Grantee’s Account shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to the Grantee if one share of Stock had been issued on the Grant Date for each Restricted Stock Unit granted to the Grantee as set forth in this Agreement.

    5.4  Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid in cash on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 6 hereof.

6.  Settlement of Restricted Stock Units.

    6.1  Subject to the tax withholding provisions of Section 15 of the Plan, if the Grantee’s employment Terminates on or after the Grantee has attained age 55 and 10 years of service or attained a combined age and years of service totaling 65 (as determined under the Arrow Financial Corporation Employees Pension Plan and Trust, or successor plan), the Company shall (i) issue and deliver to the Grantee (A) the number of shares of Stock equal to the number of Vested Units, and (B) cash equal to any Dividend Equivalents credited with respect to such Vested Units in ten (10) substantially equal annual installments commencing on the first anniversary of the date of Retirement; and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Stock delivered to the Grantee.

    6.2  Notwithstanding Section 6.1 and subject to the tax withholding provisions of Section 15 of the Plan, if the Grantee’s employment Terminates as a result of death or Disability, or if a Change of Control occurs and the Grantee’s employment is Terminated by the Company without cause or by the Grantee for good reason (as the terms “cause” and “good reason” are defined in Grantees’ employment agreement) within twelve (12) months following the Change of Control, the Company shall (i) issue and deliver to the Grantee (or his beneficiary, if applicable) (A) the number of shares of Stock equal to the number of Vested Units and (B) cash equal to any Dividend Equivalents credited with respect to such Vested Units within thirty (30) business days of such Termination of employment; and (b) enter the Grantee’s (or beneficiary’s) name on the books of the Company as the shareholder of record with respect to the shares of Stock delivered to the Grantee.

    If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.

7.  No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment at any time, with or without Cause.

8.  Adjustments. If any change is made to the outstanding Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 13 of the Plan.

9.  Compliance with Law. The issuance and transfer of shares of Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Stock may be listed. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

10.  Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles.

11.  Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12.  Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARROW FINANCIAL CORPORATION
/s/ Thomas L. Hoy Thomas L. Hoy Chairman of the Board of Directors Arrow Financial Corporation

THOMAS J. MURPHY
_____________________ Thomas J. Murphy President and CEO Arrow Financial Corporation